For Immediate Release

Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

Retailers Turn to DataMirror Real-time Solutions to Enhance

Services and Heighten Customer Loyalty

Up-to-the-second Pricing, Inventory and Order Information Pays Off for Retailers

Toronto, Canada – (March 25th, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, today announced that a growing number of retail companies worldwide have invested in DataMirror’s real-time data integration and resiliency solutions to integrate, protect and monitor their data assets in real-time. DataMirror’s real-time solutions allow retailers to gain a competitive advantage by making accurate, up-to-the-second information such as pricing updates, inventory and purchase order status available to management, employees, suppliers, distributors and customers.

Noteworthy customers within the retail and distribution sector include: Barnes & Noble, Blinds to Go, Big 5 Sporting Goods, Brands Mart USA, Brighthouse Stores, Debenhams, Dillard’s Department Stores, Forzani Group (Sports Experts Inc.), Hallmark Cards PLC, Hobby Lobby, HMV UK Ltd., Mark’s Work Wearhouse, Mitchell Grocery, NAPA Auto Parts, Nygard International, Office Depot, The Orvis Company, The Sports Authority, Staples, Inc., Tiffany’s, The TJX Companies, Inc. (Target, TJ Maxx), Toys ‘R’ Us, Williams-Sonoma, Inc, and Woolworths.

“While retailers pride themselves on having the latest products on their shelves, their Information Technology (IT) departments are often cursed with having to maintain systems and code that predate Watergate,” said Paula Rosenblum, Research Director, in an AMR Research Report published in July 2002.  “In the short term, retailers need simpler ways to integrate their internal applications and expose information in their legacy systems.”

“DataMirror’s real-time data integration solutions cost-effectively bridge the gap between legacy systems and new applications such as portals and customer-facing solutions, allowing retailers to realize tangible benefits including better inventory turnover, higher employee and store productivity, and higher profit margins due to intelligent selling and more responsive marketing,” says Nigel Stokes, CEO, DataMirror. “The successful adoption of Radio Frequency Identification (RFID) and Enterprise Data Repositories will require real-time, multi-platform data integration and synchronization to rapidly and seamlessly integrate these new technologies into retailers’ existing infrastructures.”

Legacy Integration—A Major Challenge for Retailers

In order to collaborate effectively with suppliers and have the necessary products available for sale at all times, retailers need real-time, enterprise-wide data flows spanning legacy, custom and customer-facing applications. DataMirror’s LiveIntegration™ solution connects retailers and suppliers to real-time flows of product and customer information—regardless of the different systems, applications and relational databases deployed. No costly programming is required to integrate data across multi-platform environments. DataMirror’s real-time solutions assist retailers in maximizing their investment in legacy systems, streamlining the purchase order process and building an inventory management system that can monitor product stock levels in their stores and warehouses on a real-time basis. Using DataMirror’s real-time capture, transform and flow (CTF) capabilities, retailers doing business internationally can automatically perform local currency and unit of measure conversions on-the-fly as critical product data moves through multiple systems.

Retailers including online and 24/7 operations are also under pressure to ensure that their systems are up-and-running around-the-clock. With peak sales periods heavily dependent on time-restricted events such as a new product launch or a holiday, the window of opportunity is small, and can dictate the profitability of an individual store. DataMirror’s complimentary LiveResiliency™ solution gives retailers the peace-of-mind that critical data is available, resilient and recoverable in the event of a failure. LiveResiliency provides the ability to continuously mirror critical data and applications, and automatically switch users from primary to recovery systems in the event of an outage.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

1,700 companies have gone live with DataMirror solutions including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Toronto, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, LiveIntegration, LiveResiliency and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.